Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus, which is referred to and made part of this Registration Statement (Form S-4) of Freeport-McMoRan Copper & Gold Inc., and to the incorporation by reference therein of our report dated October 19, 2012, with respect to the Statements of Revenues and Direct Operating Expenses of the oil and gas properties acquired by Plains Exploration & Production Company (“PXP”) from BP Exploration & Production Inc. and BP America Production Company, which appear in PXP’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2012.

/s/ Ernst & Young LLP

Houston, Texas

December 27, 2012